Exhibit 10.46

2007 PTS HOLDINGS CORP.
STOCK INCENTIVE PLAN
NONQALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”), is made effective as of June [ ], 2013 (the “Date of Grant”), between PTS Holdings Corp. (together with its successors and assigns, the “Company”) and the Chief Executive Officer (the “Participant”).
RECITALS:
WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
WHEREAS, the Committee (as defined in the Plan) has determined that it would be in the best interests of the Company and its stockholders to grant the Options (as defined below) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
(a)Catalent: “Catalent” shall mean Catalent Pharma Solutions, Inc. together with its successors and assigns.

(b)Catalent Board: “Catalent Board” shall mean the board of directors of Catalent.

(c)Cause: “Cause” shall mean (i) the Participant's willful and material failure to use his reasonable best efforts to perform his duties, which failure, if curable, is not cured within fifteen (15) days following written notice from the Board or the Catalent Board specifying the failure and requesting cure, (ii) the Participant's conviction of or confessing to or becoming subject to proceedings that provide a substantial and reasonable basis to believe that the Participant has engaged in a (x) felony, (y) crime involving dishonesty, or (z) crime involving moral turpitude and which is materially injurious to Catalent and its Subsidiaries, (iii) the Participant engages in willful and material malfeasance or willful and material misconduct, that, in either case, is materially injurious to Catalent and its Subsidiaries, or (iv) willful breach by the Participant of the material terms of the Employment Agreement, including, without limitation, the non-competition, non-solicitation or confidentiality provisions thereof, which breach, if curable is not cured within fifteen (15) days following written notice from the Board or the Catalent Board specifying the failure and requesting cure. For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by the Participant not in good faith. No termination shall be treated as for Cause without a Board hearing and a majority Board vote (excluding, however, the Participant, to the extent he is a member of the Board) prior to the termination if the Company is then a parent of Catalent and otherwise, a Catalent Board hearing and a majority Catalent Board vote (excluding, however, the Participant, to the extent he is a member of the Catalent Board) prior to termination.

(d)Change of Control: “Change of Control” shall mean (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of BHP PTS Holdings L.L.C., the Company, PTS Intermediate Holdings LLC or Catalent to any Person or Group (other than Blackstone or its affiliates) or (ii) any Person or Group (other than Blackstone or its affiliates), is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting equity of BHP PTS Holdings L.L.C., the Company, PTS Intermediate Holdings LLC or Catalent, including by way of merger, consolidation or otherwise and Blackstone ceases to control the Board, or, if applicable, the Catalent Board or the board of directors of PTS Intermediate Holdings LLC or BHP PTS Holdings L.L.C., as applicable.

(e)EBITDA Option: An Option with respect to which the terms and conditions are set forth in Section 3(a) of this Agreement.

(f)Employment Agreement: “Employment Agreement” shall mean the employment agreement entered into by the Company, Catalent and the Participant, dated [ ], as it may be amended or supplemented from time to time.

(g)Expiration Date: “Expiration Date” shall mean the tenth anniversary of the Date of Grant.

(h)Exit Option: An Option with respect to which the terms and conditions are set forth in Section 3(b) of this Agreement.

(i)Fiscal Year: Each fiscal year of the Company (which, for the avoidance of doubt, ends on or about June 30th of any given year).

(j)Good Termination: “Good Termination” shall mean any termination of the Participant's Employment (i) by the Participant for Good Reason, (ii) by the Company or Catalent without Cause, (iii) due to the Company's or Catalent's election not to extend the Employment Term (as defined in the Employment Agreement) in which event the Participant's employment shall be deemed terminated on the date set forth in Section 7(d)(ii) of the Employment Agreement, or (iv) due to the Participant's death or Disability (provided that for purposes of determining a Disability, the procedure set forth in the Employment Agreement shall apply).

(k)Good Reason: “Good Reason” shall mean the occurrence of any of the following events without the Participant's consent (i) any material diminution in the Participant's duties, authorities, or responsibilities, or the assignment to him of duties that are materially inconsistent with, or that significantly impair his ability to perform, his duties as Chief Executive Officer of the Company or Catalent, (ii) any material adverse change in the Participant's positions or reporting structures, including ceasing to be the Chief Executive Officer of the Company or Catalent or ceasing to be a member of the Board or the Catalent Board, (iii) any reduction in the Participant's Base Salary (as defined in the Employment Agreement) or target annual bonus opportunity (other than a general reduction in base salary or target annual bonus opportunity that affects all members of senior management proportionately), (iv) any material failure of Catalent to pay compensation or benefits when due under the Employment Agreement, (v) any relocation of Catalent's principal office or of the Participant's principal place of employment to a location more than 50 miles from its location in Somerset, New Jersey, as of the Commencement Date (as defined in the Employment Agreement) or (vi) any failure by the Company or Catalent, as applicable, to obtain the assumption in writing of its obligation to perform the Employment Agreement by any successor to all or substantially all of the assets of the Company or Catalent, as applicable. No termination of the Participant's employment based on a specified Good Reason event shall be effective as a termination for Good Reason unless (x) the Participant gives notice to the Company and Catalent of such event within ninety (90) days after he learns that such event has occurred (or, in the case of any event described in clauses (v) or (vi), within thirty (30) days after he learns that such event has occurred), (y) such Good Reason event is not fully cured within thirty (30) days after such notice (such period, the “Cure Period”), and (z) the Participant's employment terminates within sixty (60) days following the end of the Cure Period.

(l)Options: Collectively, the EBITDA Option and the Exit Option to purchase Shares granted under this Agreement.

(m)Plan: “Plan” shall mean the 2007 PTS Holdings Corp. Stock Incentive Plan, as it may be amended or supplemented from time to time.

(n)Security holders Agreement: “Security holders Agreement” shall mean the Security holders Agreement dated as of May 7, 2007 among the Company and the other parties thereto, as it may be amended or supplemented from time to time.

(o)Subscription Agreement: “Subscription Agreement” shall mean the Management Equity Subscription Agreement dated as of March 17, 2009 between the Company and the Participant, as it may be amended or supplemented from time to time.

(p)Vested Portion: “Vested Portion” shall mean, at any time, the portion of an Option which has become vested, as described in Section 3 of this Agreement.

(q)Vesting Reference Date: [June 30, 2013].

2.Grant of Options. The Company hereby grants to the Participant the right and option to purchase, on the terms and conditions hereinafter set forth, all or any part of the number of Shares subject to the EBITDA Option and the Exit Option set forth on Schedule A attached hereto, subject to adjustment as set forth in the Plan. The Option Price shall be $[ ] per Share, subject to adjustment as set forth in the Plan. The Options are intended to be nonqualified stock options, and are not intended to be treated as an option that complies with Section 422 of the Code.

3.	Vesting of the Options.

(a)Vesting of the EBITDA Option.

(i)In General. Subject to the Participant's continued Employment through the applicable vesting date, the EBITDA Option shall vest and become exercisable with respect to twenty percent (20%) of the Shares subject to the EBITDA Option on each of the first five anniversaries of the Vesting Reference Date (each such anniversary, an “EBITDA Option Performance Vesting Date”) if, as of the last day of each of the [2014, 2015, 2016, 2017 and 2018 Fiscal Years], the EBITDA goal set forth on Schedule B (the “EBITDA Goal”) for the applicable Fiscal Year is achieved or exceeded, with the vesting for the first applicable Fiscal Year to occur on the first EBITDA Option Performance Vesting Date and the vesting for each subsequent Fiscal Year to occur on the applicable anniversary of the EBITDA Option Performance Vesting Date (e.g., the vesting for the second applicable Fiscal Year to occur on the second EBITDA Option Performance Vesting Date, the vesting for the third applicable Fiscal Year to occur on the third EBITDA Option Performance Vesting Date, etc.).

(ii)Catch-p. Notwithstanding the foregoing, subject to the Participant's continued Employment through the applicable vesting date, if the portion of the EBITDA Option that is scheduled to vest in respect of a given Fiscal Year does not vest because the EBITDA Goal is not achieved or exceeded in respect of such Fiscal Year (any such Fiscal Year, a “Missed Year”), then the portion of the EBITDA Option that was eligible to vest but failed to vest due to the failure to achieve or exceed the EBITDA Goal in such Missed Year shall nevertheless vest and become exercisable if and when the Cumulative EBITDA Goal set forth on Schedule B for any completed Fiscal Year that is subsequent to any Missed Year (any such Fiscal Year, an “Achieved Year”) is achieved or exceeded, with vesting to occur on the EBITDA Option Performance Vesting Date that corresponds to the Achieved Year pursuant to Section 3(a)(i) above. Such EBITDA Goals shall be adjusted in good faith to reflect acquisitions, divestitures and other similar corporate transactions that would affect the EBITDA Goals.

(b)Vesting of the Exit Option. Subject to the Participant's continued Employment through the applicable vesting date, the Exit Option shall vest on the date, if any, when Blackstone shall have received cash proceeds or marketable securities in respect of its investment in the Company aggregating in excess of 2.0 times the amount of its initial investment in the Company (such initial investment equaling $[ ]) (the “Initial Investment”).

(c)Change of Control. Notwithstanding anything herein to the contrary, in the event of (x) any Change of Control that occurs during the Participant's Employment (which for this purpose shall include employment by Catalent) or (y) any Good Termination that occurs within the six (6) month period prior to a Change of Control, any portion of the Exit Options that remain unvested upon a Change of Control shall continue to remain outstanding and remain eligible for potential future vesting in accordance with the terms of this Agreement. In addition, notwithstanding anything to the contrary in Section 3(a), in the event of a Change of Control where Blackstone shall have received cash proceeds or marketable securities from the sale of its investment in the Company aggregating in excess of 2.0 times the amount of the Initial Investment, the EBITDA Option shall, to the extent not then vested or previously forfeited or canceled, become fully vested and exercisable.

(d)Termination of Employment. If the Participant's Employment terminates for any reason, the Option, to the extent not then vested and exercisable, shall be immediately canceled by the Company without consideration (except as otherwise provided in Section 3(c) above). Notwithstanding anything to the contrary in this Agreement or the Plan, in the event of a Good Termination, the Participant shall retain the opportunity through the Expiration Date to become vested, subject only to attaining the performance goals specified herein, in a portion of the unvested Exit Options equal to a fraction, not greater than one, the numerator of which is the number of days elapsing from the Vesting Reference Date through the termination date and the denominator of which is the number of days elapsing from the Vesting Reference Date through the date of the event that triggers additional Exit Option vesting. In the case of any Exit Options which vest pursuant to this Section 3(d) after the Participant's Employment has terminated, the Company agrees to provide the Participant with notice that a performance condition has been satisfied within 45 days following the date on which the determination is made that such condition has been satisfied.

4.	Exercise of Options.

(a)Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of an Option at any time prior to the Expiration Date. Notwithstanding the foregoing, if the Participant's Employment terminates prior to the Expiration Date, the Vested Portion of an Option shall remain exercisable for the period set forth below:

(i)Good Termination. In the event of a Good Termination, the Participant may exercise the Vested Portion of an Option for a period ending on the earlier of (A) the one year anniversary of such termination of Employment and (B) the Expiration Date, and for any portion of an Option that becomes vested after the date of termination pursuant to Section 3(a), 3(c) or 3(d) above, the earlier of (I) the one year anniversary of the date on which such portion of an Option vests and (II) the Expiration Date;

(ii)Termination of Employment other than due to a Good Termination. In the event of a termination of Employment that is not a Good Termination (and not by the Company or Catalent for Cause (as discussed below)), the Participant may exercise the Vested Portion of an Option that became vested on or prior to the date of termination for a period ending on the earlier of (A) the 90th day following the effective date of such termination of Employment and (B) the Expiration Date and, for any portion of an Option that became vested after the date of termination pursuant to Section 3(a) or 3(c) above, the earlier of (I) the 90th day following the date on which such portion of an Option vests and (II) the Expiration Date; and

(iii)Termination by the Company or Catalent for Cause. If the Participant's Employment is terminated by the Company or Catalent for Cause, the Vested Portion of an Option shall immediately terminate in full and cease to be exercisable as of the effective date of such termination.

(b)Method of Exercise.

(i)Subject to Section 4(a) of this Agreement and Section 6(c) of the Plan, the Vested Portion of an Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Option Price. The payment of the Option Price may be made at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for more than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles), (iii) partly in cash and partly in such Shares, (iv) if there is a public market for the Shares at such time, to the extent permitted by the Committee and subject to such rules as may be established by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate option price for the Shares being purchased, or (v) using a net settlement mechanism whereby the number of Shares delivered upon the exercise of the Option will be reduced by a number of Shares that has a Fair Market Value equal to the Option Price, provided that the Participant tenders cash or its equivalent to pay any applicable withholding taxes. The Participant shall not have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(ii)Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, an Option may not be exercised prior to the completion of any registration or qualification of an Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable; provided, that the Company shall use commercially reasonable efforts to take such actions as are necessary and appropriate to register or qualify the Shares subject to the Option so it may be exercised.

(iii)Upon the Company's determination that an Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant's name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv)In the event of the Participant's death, the Vested Portion of an Option shall remain exercisable by the Participant's executor or administrator, or the person or persons to whom the Participant's rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 4(a) of this Agreement. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(v)As a condition to the exercise of any Option evidenced by this Agreement, the Participant's Shares shall be subject to the terms of the Security holders Agreement and the Subscription Agreement.

5.No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

6.Legend on Certificates. The certificates representing the Shares purchased by exercise of an Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed or quoted or market to which the Shares are admitted for trading and, any applicable federal or state or any other applicable laws and the Company's Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

7.Transferability. An Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of an Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions thereof. During the Participant's lifetime, an Option is exercisable only by the Participant.

8.Adjustments Upon Certain Events. The Committee shall make certain substitutions or adjustments to any Options subject to this Agreement pursuant to Section 9(a) of the Plan.

9.Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company or its Affiliates shall have the right and are authorized to withhold any applicable withholding taxes in respect of an Option, its exercise, or any payment or transfer under or with respect to an Option and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. The Participant may elect to pay any or all of such withholding taxes as provided in Section 4 of the Plan.

10.Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of an Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

11.Notices. Any notice under this Agreement shall be addressed to the Company in care of its Chief Financial Officer and a copy to the General Counsel, each copy addressed to the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

12.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

13.Options Subject to Plan, Security holders Agreement and Subscription Agreement. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan, the Security holders Agreement and the Subscription Agreement. The Options and the Shares received upon exercise of an Option are subject to the Plan, the Security holders Agreement and the Subscription Agreement. For the avoidance of doubt, the Participant further agrees and acknowledges that (x) this Agreement, in addition to any other stock option agreements previously entered into, shall be considered a “Stock Option Agreement” under the Subscription Agreement and (y) the Options, in addition to any other stock options previously awarded, shall be considered the “Option” under the Subscription Agreement. The terms and provisions of the Plan, the Security holders Agreement and the Subscription Agreement, as each may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan (other than the definition of “Change of Control” and the method of determining “Disability”), the Security holders Agreement or the Subscription Agreement, the applicable terms and provisions of the Plan, the Security holders Agreement or the Subscription Agreement will govern and prevail. In the event of a conflict between any term or provision of the Plan and any term or provision of the Security holders Agreement or the Subscription Agreement, the applicable terms and provisions of the Security holders Agreement or the Subscription Agreement, as applicable, will govern and prevail.

14.Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall adversely affect the rights of the Participant hereunder without the written consent of the Participant.

15.Dispute Resolution. Any controversy, dispute or claim relating to this Agreement shall be settled in accordance with Section 12(c) of the Employment Agreement.

16.No Mitigation/No Offset. The Company's obligations hereunder shall only be subject to setoff, counterclaim or recoupment as expressly provided in the Subscription Agreement.

17.Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

PTS HOLDINGS CORP.

By_________________________________

Its _________________________________

____________________________________

Chief Executive Officer

Schedule A

The number of Shares subject to each Option is set forth below:

EBITDA Option: [Number]
Exit Option: [Number]

Schedule B
EBITDA Goals

Fiscal Year	EBITDA Goal (dollars in millions)	Cumulative EBITDA Goal (dollars in millions)
2014	FY 14 Baseline	FY 14 Baseline
2015	See below	See below
2016	See below	See below
2017	See below	See below
2018	See below	See below

The EBITDA Goal for [Fiscal Year 2014] will be equal to the budgeted EBITDA amount for [Fiscal Year 2014] that is approved by the Board of Directors of Catalent Pharma Solutions, Inc. (the “[FY 14 Baseline]”). The EBITDA Goals for each subsequent Fiscal Year ([2015, 2016, 2017 and 2018]) will be equal to [ ]% of the EBITDA Goal for the immediately prior Fiscal Year. The cumulative EBITDA Goal for [Fiscal Year 2014] will be equal to the [FY 14 Baseline]. The cumulative EBITDA Goal for each subsequent Fiscal Year ([2015, 2016, 2017 and 2018]) will be equal to the cumulative EBITDA Goal for the immediately prior Fiscal Year plus the annual EBITDA goal for such Fiscal Year.
“EBITDA” is defined as internally reported operating earnings increased by depreciation and amortization and is based on [Fiscal Year 2014] internally budgeted foreign exchange rates. Future performance will be translated at constant foreign exchange rates in order to gauge performance against EBITDA goals in consideration of foreign currency fluctuations, which may occur.